Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:
Mike Duncan - Investor Relations
Monaco Coach Corporation
(541) 686-8011
http://www.monaco-online.com/

MONACO COACH CORPORATION REPORTS

PRELIMINARY FIRST QUARTER 2003 RESULTS

COBURG, Oregon, April 3, 2002 — Monaco Coach Corporation (NYSE: MNC) today announced preliminary results for the quarter ended March 29, 2003. The company estimates that first quarter earnings per share will range from 15 to 20 cents per share and first quarter revenue will be in the $271-$273 million range.

Additionally, the company announced that it will shut down production operations for the week of April 7, 2003. Corporate-wide production levels will be reduced by approximately 20% when manufacturing operations resume on April 14, 2003.

“The challenges in our market increased throughout the first quarter,” stated Monaco Coach Corporation Chairman and Chief Executive Officer Kay Toolson. “Difficult economic conditions and military conflict have pressured consumer confidence, and our retail dealer partners have become very cautious. These circumstances have created an unexpectedly tough sales environment, and their duration is hard to predict.”

Toolson added, “The first of our 2004 models made their debut at the recent Family Motor Coach Association Winter Convention in Pomona, California. Public response to these redesigned coaches was encouraging, and retail sales at the show were brisk despite understandable concerns regarding world events. However, retail dealers are carefully controlling their inventories, and we need to adjust our production levels to more closely reflect demand. Unfortunately, this adjustment will result in corresponding changes to our workforce, affecting approximately 850 of our 5,900 employees between our Oregon and Indiana operations. These decisions are difficult, but necessary given current market conditions.”

Monaco Coach Corporation President John Nepute stated, “Lower overall production levels should help us reduce our finished goods inventory and working capital needs. We will continue to offer retail promotions designed to assist our dealer partners. These promotions are tied to wholesale incentives in order to encourage dealers to replace the products they sell to retail customers. Promotional activities pressure gross margins and increase sales expenses, but they are instrumental in working down finished goods and driving inventory turns at the dealer level.”

According to Monaco Coach Corporation Chief Financial Officer Marty Daley, “Although our production rates will be lower in the second quarter, reducing finished goods inventory should allow us to generate revenue similar to our first quarter. Our goal is to substantially reduce finished goods inventory and maintain gross margins in the 11.5-12.5% range, while effectively controlling our sales and administrative expenses. If we are successful, we should be able to report second quarter earnings per share comparable to the first quarter.”

Headquartered in Coburg, Oregon, with additional manufacturing facilities in Indiana, Monaco Coach Corporation is one of the nation’s leading manufacturers of recreational vehicles. The company offers customers luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie and Royale Coach brand names.

The statements above regarding the Company’s expectations for revenue and earnings per share for the first quarter of 2003, anticipated inventory reductions, anticipated second quarter 2003 gross margin, expense and earnings levels, and acceptance of the company’s 2004 model introductions are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including slower than anticipated sales of new and existing products, a general or war-related slowdown in the economy, new product introductions by competitors, an inability to realize additional production facility efficiencies, or the loss of dealers or a deterioration in the relationships with dealers. Please refer to the Company’s SEC reports, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2002, and the 2002 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http:www.sec.gov